Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

June 14, 2022

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Re:                             Liberty Media Corporation Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (the “Company”), we have examined and are familiar with the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statements on Form S-8 (File Nos. 333-219885, 333-222135, 333-229965, 333-235374, 333-251223) (collectively, the “Original Registration Statements”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 4,747,547 shares of the Company’s Series C Liberty Formula One Common Stock, par value $0.01 per share (“FWONK”), up to 2,059,947 shares of the Company’s Series C Liberty SiriusXM Common Stock, par value $0.01 per share (“LSXMK”), and up to 689,088 shares of the Company’s Series C Liberty Braves Common Stock, par value $0.01 per share (“BATRK”) (such shares of FWONK, LSXMK and BATRK, collectively, the “Shares”) that were previously registered under the Original Registration Statements in connection with the Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended (the “2017 Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Post-Effective Amendment.

On June 14, 2022, the Company’s stockholders approved the Liberty Media Corporation 2022 Omnibus Incentive Plan (the “2022 Plan”), and certain shares of FWONK, LSXMK and BATRK that were available for issuance under the 2017 Plan will instead be available for issuance under the 2022 Plan.

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Restated Certificate of Incorporation of the Company, dated January 24, 2017, (ii) the Amended and Restated Bylaws of the Company, (iii) records of proceedings of Liberty’s Board of Directors with respect to the approval of the 2022 Plan, (iv) the 2022 Plan and (v) such other documents, records, instruments and certificates of public officials and officers of the Company as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the 2022 Plan as currently in effect, and none of such Shares will be issued for less than $0.01 per share; (ii) all actions required to be taken under the 2022 Plan by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance of the Shares under the 2022 Plan, the Company shall continue to have sufficient authorized and unissued shares of FWONK, LSXMK and BATRK reserved for issuance thereunder.

On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the terms and conditions of the 2022 Plan, the Shares will have been duly authorized, validly issued and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case, as in effect on the date hereof. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.